Exhibit 99.1
Consent of Lazard Frères & Co. LLC
[Letterhead of Lazard Frères & Co. LLC]
The Board of Directors
Wilmington Trust Corporation
Rodney Square North, 1100 North Market Street
Wilmington, Delaware 19890
Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated October 31, 2010, to the Board of Directors of Wilmington Trust Corporation (“Wilmington Trust”) as Annex B to, and reference thereto under the headings “Summary—The Merger—Opinions of Wilmington Trust’s Financial Advisors,” and “The Merger—Opinions of Wilmington Trust’s Financial Advisors” in, the proxy statement/prospectus relating to the proposed transaction involving Wilmington Trust and M&T Bank Corporation (“M&T”), which proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of M&T (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

LAZARD FRÈRES & CO. LLC
By:	/s/ Mark T. McMaster
Mark T. McMaster
Managing Director

February 7, 2011